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                                 Exhibit 99(b)

                 Maytag Names Roger K. Scholten General Counsel

     NEWTON, Iowa--(Jan. 31, 2001)-- Maytag Corporation announced today that Roger K. Scholten has been named senior vice president and general counsel, effective immediately. Scholten replaces Frederick G. Wohlschlaeger, who has resigned. Scholten most recently was vice president of corporate development at Maytag.

     "Roger brings a unique combination of legal and business experience to the general counsel's role," said Leonard A. Hadley, Maytag's president and CEO. "We are pleased to be able to tap this expertise, as well as the breadth of his knowledge about our businesses."

     Scholten joined Maytag's legal staff in 1981 and was promoted to associate general counsel in 1987. He was named assistant general counsel in 1994, with practice areas covering trade practices, environmental law, and mergers and acquisitions. In 1998, Scholten joined Maytag's strategic planning department with responsibility for mergers, acquisitions, and licensing. He was named vice president of strategic planning and corporate development last year.

     As general counsel, Scholten will continue to oversee strategic and corporate development.

     Hadley concluded: "Fred Wohlschlaeger brought energy and drive to the position, and we appreciate his contribution to the corporation. We wish him well."

     Maytag Corporation is a leading producer of home and commercial appliances. Its products are sold to customers throughout North America and in international markets. The corporation's principal brands include Maytag, Hoover, Jenn-Air, Maytag Performa, Blodgett and Dixie-Narco.

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Media Contact:
James G. Powell
Maytag Communications
641-787-8392
jpowel@maytag.com
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Additional Information:
www.maytagcorp.com